The New Economy Fund
333 South Hope Street, Los Angeles, California 90071
Phone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$62,674
Class B	$314
Class C	$512
Class F1	$4,219
Class F2	$0
Total	$67,719
Class 529-A	$823
Class 529-B	$13
Class 529-C	$58
Class 529-E	$30
Class 529-F	$33
Class R-1	$40
Class R-2	$174
Class R-3	$648
Class R-4	$592
Class R-5	$1,863
Total	$4,274

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2250
Class B	$0.0387
Class C	$0.0673
Class F1	$0.2421
Class F2	$0
Class 529-A	$0.2216
Class 529-B	$0.0230
Class 529-C	$0.0452
Class 529-E	$0.1476
Class 529-F	$0.2719
Class R-1	$0.0762
Class R-2	$0.0443
Class R-3	$0.1564
Class R-4	$0.2386
Class R-5	$0.3012

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	278,308
Class B	6,901
Class C	7,885
Class F1	12,476
Class F2	158
Total	305,728
Class 529-A	4,520
Class 529-B	660
Class 529-C	1,565
Class 529-E	248
Class 529-F	175
Class R-1	656
Class R-2	4,605
Class R-3	5,174
Class R-4	3,260
Class R-5	10,272
Total	336,863

Item 74V1 and 74V2
Net asset value per share

Share Class	Net Asset Value Per Share
Class A	$15.22
Class B	$14.50
Class C	$14.39
Class F1	$15.11
Class F2	$15.24
Class 529-A	$15.16
Class 529-B	$14.63
Class 529-C	$14.62
Class 529-E	$15.01
Class 529-F	$15.17
Class R-1	$14.71
Class R-2	$14.76
Class R-3	$15.01
Class R-4	$15.17
Class R-5	$15.31